Independent Auditors' Consent

To the Shareholders and Board of Directors of The Hanover Funds, Inc.:

We consent to the use of our report dated January 19, 1996 with respect to The 100% U.S. Treasury Securities Money Market Fund and The Cash Management Fund incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses.


                                                 /s/ KPMG Peat Marwick LLP

New York, New York
March 7, 1996